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Exhibit 99.1

    Dated November 14, 2001

PROSPECTUS

ZEROS & ONES, INC.
11611 San Vicente Boulevard, Suite 615
Los Angeles, California

4,800,000 Shares of Common Stock

    This Prospectus covers 4,500,000 shares of the Common Stock, par value $.001 (the "Common Stock") of Zeros & Ones, Inc., a Nevada corporation ("ZROS"), issuable upon the exercise of stock options granted and to be granted under ZROS' 2000 Stock Option Plan (the "Plan"), and 300,000 shares issued for services rendered. The shares covered by this Prospectus include 2,112,00 shares of Common Stock issuable upon the exercise 2,112,000 outstanding stock options already granted under the Plan (the "Options"), up to 2,388,000 additional shares of Common Stock which may be issued upon the exercise of stock options which have not yet been granted under the Plan, and 300,000 shares issued to legal counsel for ZROS (the "Shareholder") on November 6, 2001 for legal services already performed. Stock options granted or to be granted under the Plan are held or are expected to be held by the directors, executive officers, employees and consultants of ZROS (collectively, the "Optionees"). The Shareholder and the Optionees are collectively referred to as the "Selling Securityholders." We will not receive any of the proceeds from the sale of securities by the Selling Securityholders.

    A copy of the complete Plan is attached to this Prospectus as Exhibit A. The Plan describes its general purpose, its duration, the scope of persons eligible to participate, the securities offered, the procedure for the exercise of stock options, and other terms and conditions of the Plan. Please review the Plan carefully before exercising stock options or purchasing shares from Selling Securityholders.

    Our common stock trades on the NASD OTC Bulletin Board Market under the symbol "ZROS" and the last bid price and ask price for the Common Stock as reported on the NASD OTC Bulletin Board Market was $.15 and $.16, respectively.

    For a discussion of certain factors that should be considered in connection with an investment in our Common Stock, see "Risk Factors" beginning on page 3.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    The Selling Securityholders may from time to time sell all or a portion of the securities offered by this Prospectus in transactions in the over-the-counter market, in negotiated transactions, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Securityholders may effect such transactions by selling such securities directly to purchasers or through dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the securities for whom they may act as agents.

ADDITIONAL INFORMATION

    This Prospectus is part of a Registration Statement on Form S-8 (together with all amendments and exhibits (the "Registration Statement") which has been filed by ZROS with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, you may read the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to in this Prospectus are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, you may read the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

    We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance with the Exchange Act we file reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information, as well as the Registration Statement and Exhibits of which this Prospectus is a part, filed by us may be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, as well as at the following Regional Offices: 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain copies of such material from the Commission by mail at prescribed rates. You should direct your requests to the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. The Commission maintains a web site that contains reports, proxies, and information statements regarding registrants that file electronically with the Commission. The address of the web site is http://www.secgov. Our Common Stock is traded on the NASD OTC Bulletin Board Market. Reports and other information concerning us can also be obtained at the offices of the National Association of Security Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C., 20006.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    We hereby incorporate by reference into this Prospectus the following documents previously filed with the Commission:

  1.
  The Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000.

  2.
  The Registrant's quarterly report on Form 10-QSB for the quarter ended June 30, 2001.

  3.
  All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 1997.

    All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering are deemed incorporated by reference in this Prospectus and are a part of this Prospectus from the date of the filing of such documents. See "Additional Information." Any statement contained in a document incorporated or deemed to be incorporated in this Prospectus by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    We will provide without charge to each person to whom this Prospectus is delivered, upon request of any such person, a copy of any of the foregoing documents incorporated in this Prospectus by reference, other than exhibits to such documents not specifically incorporated by reference. Written or telephone requests should be directed to our President at our principal executive offices: Zeros & Ones, Inc., 11611 San Vicente Boulevard, Suite 615, Los Angeles, California, telephone number (310) 399-9901.

RISK FACTORS

    Purchasing shares of Common Stock in Zeros & Ones, Inc. is risky. You should be able to bear a complete loss of your investment. You should carefully consider the following factors, among others.

Forward-Looking Statements

    The following cautionary statements are made pursuant to the Private Securities Litigation Reform Act of 1995 in order for ZROS to avail itself of the "safe harbor" provisions of that Act. The discussions and information in this Prospectus including the documents incorporated by reference may contain both historical and forward-looking statements. To the extent that the Prospectus contains forward-looking statements regarding the financial condition, operating results, business prospects or any other aspect of ZROS, please be advised that our actual financial condition, operating results and business performance may differ materially from that projected or estimated by us in forward-looking statements. We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations. The differences may be caused by a variety of factors, including but not limited to adverse economic conditions, volatility and/or decline of ZROS' stock price, potential fluctuation in quarterly results, inability to raise the additional capital or to obtain the financing needed to remain in business and implement our business plan, changes in demand for ZROS' products and services, rapid and significant changes in technology and markets, insufficient revenues to cover operating costs, intense competition, including entry of new competitors, increased or adverse federal, state and local government regulation, inadequate capital, unexpected costs, lower revenues and net income than forecast, ZROS has a going concern qualification of the report for its audited financial statements, price increases for supplies, inability to raise prices, the risk of litigation and administrative proceedings involving ZROS and its employees, higher than anticipated labor costs, the possible fluctuation and volatility of ZROS' operating results and financial condition, adverse publicity and news coverage, inability to carry out marketing and sales plans, loss of key executives, changes in interest rates, inflationary factors, and other specific risks that may be alluded to in this Prospectus or in other reports filed by us.

No Trademark Protection

    We have not been issued any registered trademarks for our "Zeros & Ones" trade name, nor have we been issued registered trademarks or tradenames for our products. We plan to file trademark and tradename applications with the United States Office of Patents and Trademarks for our proposed tradenames and trademarks. We cannot assure that we will be successful in obtaining any trademarks, or that the trademarks, if obtained, will afford us any protection or competitive advantages.

Going Concern Qualification

    In their report on ZROS's audited financial statements for our fiscal year ending December 31, 2000, our independent certified public accountants included a "going concern" qualification. This qualification means that the accountants have substantial doubt that ZROS can remain in business during 2001 unless we receive more capital or financing. We cannot assure that we will be able to obtain the additional capital or financing that we need to remain in business for more than a short period of time. Accordingly, purchasers of the Common Stock assume the risk that ZROS may not be able to remain in business.

Control of the Company by Principal Stockholders

    As the owners of approximately 4,750,000 shares of ZROS' Common Stock, our current directors and executive officers own approximately 19.9% of our capital stock. Accordingly, our directors and executive officers will be able to elect a substantial number of ZROS' directors and are in a position to control ZROS. Such control by the principal stockholders may have the effect of discouraging certain types of transactions involving an actual or potential change of control of ZROS.

Liabilities and Receivables

    We have liabilities and may in the future have other liabilities to affiliated or unaffiliated lenders. These liabilities represent fixed costs which are required to be paid regardless of the level of business or profitability we experience. Insufficient capital may cause us to default under such debts. We cannot assure that we will be able to pay all of our liabilities, or that we will not experience a default on our indebtedness. Furthermore, we cannot assure that we will be able to collect any accounts receivable or other amounts owed to us. If we must write off accounts receivable as uncollectable, we could incur significant financial losses. Additionally, we are always subject to the risk of litigation from customers, suppliers, employees, and others because of the nature of its business and we are currently involved in litigation against ICU Security, Inc. relating to our compression technology. Litigation can cause us to incur substantial expenses and, if cases are lost, judgments, and awards can add to our costs.

No Assurance That Dividends Will Be Paid

    We do not currently anticipate declaring and paying dividends to our Shareholders in the near future. It our current intention to apply net earnings, if any, in the foreseeable future to increasing our capital base and marketing. Prospective investors seeking or needing dividend income or liquidity should therefore not purchase the Common Stock. We cannot assure that we will ever have sufficient earnings to declare and pay dividends to the holders of our Common Stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our Board of Directors.

No Assurance of Profit

    Our businesses are speculative and dependent upon acceptance of our products and services. We cannot assure whether we will be successful or that our businesses will result in revenue or profit. We cannot assure that we will earn significant revenues or that investors will not lose their entire investment.

Determination of Consideration to Management

    The Common Stock and cash consideration being paid by us to our management have not been determined based on arms length negotiation. While management believes that the consideration is fair for the work being performed, we cannot assure that the consideration to management reflects the true market value of its services.

Competition—Compression and 3D Technology

    The markets for our digital video compression algorithm called MC-10 (Media Compression times 10) and 3D technology are still in their infancy. Formidable competition in digital video compression products and 3D technology exists and may intensify in the future. Such competitors are technology companies that utilize MPEG2 compression technology (the current leading standard) and other companies involved in the entertainment industry. Most, if not all, of these present and future competitors do and will likely have longer operating histories, greater name recognition, larger installed customer bases, and substantially greater financial, technical, and marketing resources than ZROS. We believe that the principal factors affecting competition in these proposed markets include name recognition, ability to develop exciting products that appeal to customers, ability to enhance our MC-10 and 3D technologies, ability to develop, market, and license efficiently, ability to respond to changing customer needs, and ease of use. We cannot assure that we will be able to compete successfully in our business in the future, or that future competition will not have a material adverse effect on our business, operating results, and financial condition.

Competition—Programming Production Services

    The entertainment service and post production industry is intensely competitive. Our existing ZROS Studio Division and Entertainment Division compete with several other facilities that have access to some of the same advanced digital production technology and equipment as ZROS. Our competitors in this field presently have substantial competitive advantages over us, including existing customers and greater financial resources than ZROS. We cannot assure that we will successfully compete for the business of program producers. We expect to encounter pressure to maintain modest prices for our services because of the competition, which could adversely affect our financial condition and results of operations.

    We also expect to encounter fierce competition in the planned production and marketing of any projects. Due to the rapid growth of technology, shifting consumer tastes, and the popularity and availability of other forms of entertainment, it is impossible to predict the overall effect these factors will have on the potential revenue from and profitability of our projects or programs.

Risk of System Failures

    Our success, and in particular our ability to provide high quality products and services, including but not limited to sophisticated e-mercials for the Internet, MC-10 compression, and 3D video broadcasts, depends on the efficient and uninterrupted operation of our computer and communications hardware systems. These systems and operations are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunication failures, break-ins, sabotage, intentional acts of vandalism and similar events. We do not presently have fully redundant systems, a formal disaster recovery plan or alternative providers of hosting services and do not carry sufficient business interruption insurance to compensate us for losses that may occur. Despite any precautions taken by, and planned to be taken by us, the occurrence of a natural disaster or other unanticipated problems at the facility could result in interruptions in the products and services provided by us. Any damage to or failure of our systems could result in reductions in, or terminations of, the demand for our e-mercials, MC-10 compression, and 3D products which could have a material adverse effect on our business, results of operations and financial condition.

Dependence on the Web Infrastructure

    The success of our e-mercials and MC-10 compression will depend in large part upon the development and maintenance of the Web infrastructure, such as a reliable network backbone with the necessary speed, data capacity and security, or timely development of complementary products such as high speed modems, for providing reliable Web access and services. Because global commerce and the online exchange of information are new and evolving, it is difficult to predict with any assurance whether the Web will prove to be a viable commercial marketplace in the long term. The Web has experienced, and is expected to continue to experience, significant growth in the numbers of users and amount of traffic. To the extent that the Web continues to experience increased number of users, frequency of use or increased bandwidth requirements of users, we cannot assure that the Web infrastructure will continue to be able to support the demands placed on it by continued growth or that the performance or reliability of the Web will not be adversely affected. Furthermore, outages and delays could adversely affect the level of Web usage and also the audience for our e-mercials. In addition, the Web could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of activity or due to increased governmental regulation. We cannot assure that the infrastructure or complementary products or services necessary to make the Web a viable commercial marketplace for the long term will be developed or that if they are developed, that the Web will become a viable commercial marketplace for products and services such as those offered by us. If the necessary infrastructure, standard or protocols or complementary products, services or facilities are not developed, or if the Web does not become a viable commercial marketplace, our business, results of operations and financial condition will be materially and adversely affected. Even if the infrastructure, standards or protocols or complementary products, services or facilities are developed and the Web becomes a viable commercial marketplace in the long term, we might be required to incur substantial expenditures in order to adapt our services to changing Web technologies, which could have a material adverse effect on our business, results of operations and financial operations.

Rapid Technological Change

    The Internet, one of the markets in which we intend to compete, is characterized by rapidly changing technology, evolving industry standards, frequent new service and product announcements, introductions, enhancements and changing customer demands. These market characteristics are exacerbated by the emerging nature of the Web and the apparent need of companies from a multitude of industries to offer Web-based products and services. Accordingly, our future success will depend on our ability to adapt to rapidly changing technologies, to adapt our services to evolving industry standards and to continually improve the performance, features and reliability of our service in response to competitive service and product offerings and evolving demands of the marketplace. We cannot assure that we will be awarded any technology consulting contracts in the future, which has been a significant source of revenue in the past. Our failure to adapt to such changes would have a material adverse effect on our business, results of operations and financial condition. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require substantial expenditures by us to modify or adapt our services or infrastructure, which could have a material adverse effect on our business, results of operations and financial condition.

Absence of Patents

    Our business plan is significantly dependent upon the development and licensing for profit of proprietary technology to service Internet related businesses, as well as more traditional media such as television. The thrust of our technology consulting and licensing business is the application of advanced digital techniques to communication, post production and other media projects. While we plan to file for patent and copyright protection whenever warranted, including provisional patent applications for our MC-10 compression, and while we successfully filed formal applications with the United States Patent and Trademark Office ("USPTO") covering our Rotating Binocular Lens System for 3D video broadcasts and for associated controller software in February 2001, we cannot assure that we will be able to protect our proprietary rights. We have not been granted patents for any of our products or services. We cannot assure that other companies may not challenge our legal right to utilize our technology, claiming that such use is an infringement of the other parties' patents, copyrights, trade secrets or proprietary rights. We cannot assure that we will be able to obtain patents for our products or services, or that we will develop, own or successfully sell proprietary products or services.

Failure to Complete Projects

    We have several projects in process or planned, including d3D technology, CinePEG and Fluid Fusion, and other development projects, some of which are still in the research phase. The completion of these projects depends, among other things, on the availability of capital, and the availability of the technological and managerial resources necessary for the tasks. Even if the projects are completed and launched, we cannot assure that any of them will be profitable.

Failure of Research and Development Projects

    We have major research and development projects incorporated into our business plan. Research and development projects are inherently speculative and subject to cost overruns. We cannot assure that we will be able to develop commercially viable products or services from our research and development projects, that working prototypes can ever be built, or that the products, once developed, can be sold or licensed profitably. We may not develop any new products or services for sale from our research and development efforts.

Adverse Impact of Government Regulation

    We will be subject to and affected by significant domestic and foreign government regulation. Restrictions on American programming in several foreign countries have been imposed by foreign governments. Domestic regulation governs the content and rating of television and other programming. Due to the increasing popularity and use of the Internet and other online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. The nature and enforcement of legislation could subject our customers and us to potential liability, which in turn could have an adverse effect on our business, results of operations and financial condition. The adoption of any such laws or regulations might also decrease the rate of growth of Internet use, which in turn could decrease the demand for our services or increase the cost of doing business, or in some other manner have a material adverse effect on our business, results of operations and financial condition. In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The vast majority of such laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies.

Conflicts of Interest

    The relationship of management to ZROS will create conflicts of interest. Management's compensation from ZROS has not been determined pursuant to arm's-length negotiation. Management believes that it will have the resources necessary to fulfill its management obligations to all entities for which it is responsible.

Reliance on Management and Key Executives

    Our success is substantially dependent on the performance of our executive officers and key employees. The loss of an officer or director of ZROS would have a material adverse impact on us. We will generally be dependent upon Robert J. Holtz and Bernie Butler-Smith for the direction, management and daily supervision of our operations.

Uninsured Losses

    We cannot assure that we will not incur uninsured liabilities and losses as a result of the conduct of our business. We generally do not maintain theft or casualty insurance and have modest liability and property insurance coverage, along with workmen's compensation and related insurance. However, should uninsured losses occur, investors could lose their invested capital.

Risks of Decline in Stock Price

    The market trading price of our stock could decline or become volatile because of the eligibility of the Common Stock covered by this Prospectus to be sold in the open market. This Prospectus causes the supply of free trading shares to increase substantially. We cannot assure that the price of our stock on the OTC:BB market will not decline because of the availability of the Common Stock covered by this Prospectus for potential sale, and for other reasons. ZROS may register more shares of its stock in the future, potentially increasing the supply of free trading shares and possibly exerting downward pressure on our stock price.

Risk of Dilution Through Additional Issuances of Shares

    We may issue more shares of our common or preferred stock in the future in order to raise capital and make acquisitions of other businesses. Outstanding warrants and stock options may be exercised, and more stock options and warrants may be issued, causing more dilution in the outstanding shares of our capital stock. We have filed a Form S-8 registration statement with the Securities and Exchange Commission registering the shares authorized and issuable upon the exercise of stock options granted under our Stock Option Plan for officers, directors, and employees and consultants. To date we have granted at total of 2,112,000 new stock options to the officers, directors, and employees, and consultants of ZROS, 167,000 of which vest pursuant to the following vesting schedule: 25% one year after the date of hire and thereafter in thirty-six (36) equal cumulative monthly installments; 1,850,000 of which vest pursuant to the following schedule: 50% upon grant and 50% on June 11, 2002; and 95,000 of which vested upon grant. All of the Options are exercisable for a period of ten years from the date of grant, at an exercise price of $0.15 per share or $0.30 per share. We are generally permitted to issue additional shares of our capital stock with the approval of our Board of Directors and without the consent of ZROS' shareholders.

Repricing of Outstanding Stock Options

    The Board of Directors of ZROS recently approved a resolution modifying the exercise price of all outstanding stock options granted before June 11, 2001 by reducing the exercise price from $1.00 per share to $0.15 per share. By reducing the exercise price, the repricing reduces the proceeds which ZROS will receive from the exercise of these options.

Absence of Shareholder Ratification of Plan and Repricing of Options

    Shareholder ratification of the Plan is necessary to obtain certain tax protections available under Sections 422 and 423 of the Internal Revenue Code of 1986, as amended, and may be necessary to satisfy the established requirements of certain stock exchanges in the event we apply to have our stock listed on other exchanges. To date, we have not presented the Plan or the repricing of the outstanding Options to our shareholders for ratification. Consequently, we did not obtain shareholders' ratification of our Plan within one year of the date of the adoption of the Plan, and may not obtain shareholder ratification for the Option repricing within one year of the repricing date. We are not certain when or if we will present the Plan or Option repricing to the shareholders for ratification, although we intend to include them for ratification at our next annual shareholders meeting, tentatively scheduled for early next year. We cannot assure that our shareholders will ratify the Plan or the repricing of Options at the annual shareholders meeting or at any other time, if they are presented by us for ratification.

USE OF PROCEEDS

    We will not receive any proceeds from the sale of the shares offered by the Selling Securityholders. If the Selling Securityholders determine to exercise their Options in order to sell shares under this Prospectus, we will receive the proceeds of the exercise of the Options. If all of the Options are exercised, we would receive net proceeds of $406,800. We plan to use any such net proceeds for research, development, and marketing, and as working capital. The amounts actually expended for each such use, if any, are at our discretion and may vary significantly depending upon a number of factors, including the amount of such proceeds, future revenues and the amount of cash generated by our operations. To the extent we do not utilize such proceeds immediately, such proceeds will be invested in United States government or governmental agency securities or short-term insured certificates of deposit.

DILUTION

    The difference between the public offering price per share of Common Stock and the as adjusted pro forma net tangible book value per share of Common Stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing the net tangible book value (total assets less intangible assets and total liabilities) by the number of outstanding shares of Common Stock.

    As of June 30, 2001, the pro forma net tangible book value of ZROS was $294,453 or approximately $0.012 per share of Common Stock. Pro forma net tangible book value per share consists of total assets less intangible assets and liabilities, divided by the total number of shares of Common Stock outstanding. Without giving effect to any changes in such pro forma net tangible book value after June 30, 2001, other than to give effect to the exercise of 1,512,000 stock options at an exercise price of $0.15 per share and the exercise of 600,000 stock options at an exercise price of $0.30 per share, the pro forma net tangible book value at June 30, 2001, would have been $701,253 or approximately $0.027 per share. As of June 30, 2001, the net tangible book value per share of Common Stock owned by ZROS' current stockholders would have increased by approximately $0.015 without any additional investment on their part and the purchasers of Common Stock will incur a blended average immediate dilution of approximately $0.164 per share from the exercise price. "Dilution" means the difference between the offering price and the pro forma net tangible book value per share after giving effect to the offering. Holders of Common Stock may be subjected to additional dilution if any additional securities are issued as compensation or to raise additional financing. The following table illustrates the dilution which investors participating in this offering will incur and the benefit to current stockholders as a result of this offering:

Blended exercise price per share(1)	$0.193
Pro forma net tangible book value per share as of June 30, 2001(2)	0.012
Increase per share attributable to this exercise	0.015
Pro forma net tangible book value after exercise	0.027
Dilution per share to new investors	0.164

(1)
Assumes that all 2,112,000 Options are issued and exercised.

(2)
Based on 23,901,858 shares of Common Stock outstanding as of June 30, 2001.

SELLING SECURITYHOLDERS

    The shares of Common Stock being offered by the Selling Securityholders are issuable to them upon the exercise of stock options granted or to be granted to them under ZROS' 2000 Stock Option Plan, and 300,000 shares owned by the Shareholder. As of the date of this Prospectus, a total of 2,112,000 stock options have been granted and are outstanding under the Plan, none of which have been exercised, and 2,388,000 stock options remain authorized and not yet granted. The Shareholder is Mark J. Richardson of Richardson & Associates, legal counsel to ZROS. Until we satisfy the requirements for the use of Form S-3, the shares of Common Stock being offered by the Selling Securityholders are subject to the volume restrictions specified in Rule 144(e) of the Securities Act of 1933, as amended.

    The following table set forth certain information with respect to the outstanding stock options under the Plan as of October 31, 2001. Beneficial ownership of the Common Stock by such Selling Securityholders after this offering will depend on the number of stock options exercised by them and the number of shares of Common Stock sold by each Selling Securityholder.

Name of Stock Option Holder	Position With ZROS	No. of Stock Options Owned	Exercise Price		Vesting Schedule		Expiration Date
Austin Ferdinand	Associate Producer	20,000	$0.15	(1)	9,999 vested	(2)	10/05/2010
Ray Ewan	Senior Software Architect	100,000	$0.15	(1)	33,332 vested	(2)	10/05/2010
Scott McCabe	I.S. Administrator	15,000	$0.15	(1)	4,375 vested	(2)	10/05/2010
Michael Adamo	Producer	12,000	$0.15	(1)	3,250 vested	(2)	10/05/2010
Damien Bouquet	Developer	20,000	$0.15	(1)	none vested	(2)	02/05/2011
Allen Crawford(3)	Vice President, Strategic Development	750,000	$0.15	(4)	375,000 vested	(5)	06/11/2011
Robert J. Holtz(6)	Chief Executive Officer, President, Chief Financial Officer, and Chairman	600,000	$0.30	(7)	300,000 vested	(5)	06/11/2011
Bernie Butler-Smith(9)	Secretary, Vice President of Advanced Imaging, and Director	300,000	$0.15	(4)	150,000 vested	(5)	06/11/2011
William Burnsed(10)	Director	200,000	$0.15	(4)	100,000 vested	(5)	06/11/2011
Douglas Glen	Director	75,000	$0.15	(4)	75,000 vested	(8)	06/11/2011
Michael Beatty	Consultant	20,000	$0.15	(4)	20,000 vested	(8)	06/11/2011

(1)
Equals the of the fair market value of the Common Stock of ZROS on June 11, 2001, the date on which all outstanding options granted before June 11, 2001 were repriced by ZROS.

(2)
These options vest according to the following vesting schedule: 25% one year after the date of hire and thereafter in thirty-six (36) equal cumulative monthly installments. They are exercisable for a period of ten years from the date of grant.

(3)
Mr. Crawford also owns 11,100 shares of the Company's Common Stock.

(4)
Equals the fair market value of the Common Stock of ZROS on the date of grant.

(5)
These options vest according to the following vesting schedule: 50% upon grant and 50% on June 11, 2002. They are exercisable for a period of ten years from the date of grant.

(6)
Mr. Holtz also owns 2,550,000 shares of the Company's Common Stock.

(7)
Equals 200% of the fair market value of the Common Stock of ZROS on the date of grant.

(8)
These options are fully vested. They are exercisable for a period of ten years from the date of grant.

(9)
Mr. Butler-Smith also owns 900,000 shares of the Company's Common Stock.

(10)
Mr. Burnsed also owns 1,500,000 shares of the Company's Common Stock.

PLAN OF DISTRIBUTION

    Sales of the shares of Common Stock by the Selling Securityholders may be effected from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through the writing of options on the Common Stock or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Securityholders may effect such transactions by selling the shares of Common Stock directly to purchasers or through broker-dealers that may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of shares of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both. Such compensation as to a particular broker-dealer might be in excess of customary commissions.

    The Selling Securityholders and any broker-dealers that act in connection with the sale of the shares of Common Stock as principals may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any commissions received by them and any profit on the resale of the shares of Common Stock earned by them as principals might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of Common Stock against certain liabilities, including liabilities under the Securities Act. We will not receive any proceeds from the sale of the shares of Common Stock.

    The shares of Common Stock are offered by the Selling Securityholders on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. We have agreed to pay all expenses incurred in connection with the registration of the shares offered by the Selling Securityholders except that the Selling Securityholders are exclusively liable to pay all commissions, discounts and other payments to broker-dealers incurred in connection with their sale of Common Stock.

LIMITATION ON LIABILITY AND INDEMNIFICATION OF DIRECTORS

    The Nevada General Corporation Law and the Company's Bylaws provide that a director of the Company will have no personal liability to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director except (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, or (vi) for an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

    The Company's Bylaws and the Nevada General Corporation Law contain comprehensive provisions for indemnification of directors, officers and agents of Nevada corporations against expenses, judgments, fines and settlements in connection with litigation. The Company has a policy of providing indemnification for its executive officers, directors and members of its committees, within the scope of the Nevada General Corporation Law. It has entered into indemnification agreements with its executive officers, directors and committee members. Under the Nevada General Corporation Law, other than an action brought by or in the right of the Company, such indemnification is available if it is determined that the proposed indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of the Company, such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred if the indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. No indemnification may be made, however, in respect of any claim, issue or matter as to which such person is adjudged to be liable to the Company unless and only to the extent that the court in which the action was brought determines that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that the proposed indemnitee has been successful in defense of any action, suit or proceeding, he must be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the action. The Company's Articles of Incorporation, as amended, provide for indemnification of the directors and officers of the Company against liabilities to the maximum extent provided by Nevada law.

    The Company maintains insurance to protect officers and directors from certain liabilities, including liabilities against which the Company cannot indemnify its directors and officers.

INTERESTS OF NAMED EXPERTS AND COUNSEL

    The validity of the issuance of the shares of Common Stock covered by this Prospectus will be passed upon for the Company by Richardson & Associates, counsel to the Company, 1299 Ocean Avenue, Suite 900, Santa Monica, California, 90401. Mark J. Richardson Esq. of Richardson & Associates owns shares of the Company's Common Stock.

EXPERTS

    The financial statements and the related supplemental schedules incorporated in this Prospectus by reference from ZROS' Annual Report on Form 10-KSB for the year ended December 31, 2000 have been audited by Stonefield Josephson, independent certified public accountants, as set forth in their report appearing with the financial statements, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

EXHIBIT A
STOCK OPTION PLAN FOR ZEROS & ONES, INC.

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Zeros & Ones, Inc.
2000 Stock Option Plan

    Section 1.  Description of Plan.  This is the 2000 Stock Option Plan (the "Plan") of Zeros & Ones, Inc., a California corporation (the "Company"). Under the Plan employees, directors, consultants and advisors of the Company or any of its subsidiaries, to be selected as below set forth, may be granted options ("Options") to purchase shares of the Common Stock of the Company ("Common Stock"). For purposes of the Plan, the term "subsidiary" means any corporation 50% or more of the voting stock of which is owned by the Company or by a subsidiary (as so defined) of the Company. It is intended that the Options under the Plan will either qualify for treatment as incentive stock options under Section 422 (as from time to time amended or superceded) of the Internal Revenue Code of 1986, as amended (the "Code"), and be designated Incentive Stock Options, or not qualify for such treatment and be designated Nonqualified Stock Options.

    Section 2.  Purpose of the Plan.  The purpose of the Plan and of granting options to employees, directors, consultants and advisors is to further the growth, development and financial success of the Company and its subsidiaries by providing additional incentives to such persons by assisting them to acquire shares of Common Stock and to benefit directly from the Company's growth, development and financial success.

    Section 3.  Eligibility.  The persons who shall be eligible to receive grants of Options under the Plan shall be all employees, directors, consultants and advisors of the Company or any of its subsidiaries. A person who holds an Option is herein referred to as a "Participant." More than one Option may be granted to any one Participant. Notwithstanding the foregoing, no Option may be granted to any person who then owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of a subsidiary unless (a) the Option Price (as hereinafter defined) is at least 110% of the fair market value of the Common Stock on the date of grant, and (b) in the case of an Incentive Stock Option, the termination date of such Option is not later than five years after the date such Option is granted. For purposes of the preceding sentence, a person's stock ownership will be determined using the constructive ownership rules contained in Code Section 424(d), as from time to time amended or superceded.

    Only employees of the Company or a subsidiary may be granted Incentive Stock Options under the Plan. The exercise of an Incentive Stock Option will not qualify for favorable income tax treatment unless the Participant remains an employee of the Company or a subsidiary at all times during the period beginning on the date of the grant of the Incentive Stock Option and ending on the date three months before the date of the exercise of the Incentive Stock Option. For this purpose, a Participant who is on a leave of absence that exceeds 90 days will be considered to have terminated his or her employment on the ninety-first day of the leave of absence, unless the Participant's rights to reemployment are guaranteed by statute or contract. However, a Participant will not be considered to have incurred a termination of employment because of a transfer of employment between the Company and a subsidiary (or vice versa).

    The aggregate fair market value (determined as of the time an Option is granted) of the Common Stock for which any Participant may be granted Incentive Stock Options first exercisable in any calendar year under this Plan and any other incentive stock option plans (which qualify under Section 422 of the Code) of the Company or any subsidiary shall not exceed $100,000.

    Section 4.  Administration.  The Plan shall be administered by the Board of Directors of the Company (the "Board"). The Board is authorized and empowered to administer the Plan, and subject to the Plan, (a) to select the Participants, to specify the number of shares of Common Stock with respect to which Options are granted to each such Participant, to specify the Option Price (as hereinafter defined) and the terms of Options, and in general to grant Options; (b) to determine, subject to the limits of Section 3 hereof, whether Options will be Incentive Stock Options or

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Nonqualified Stock Options; (c) to determine the dates upon which Options shall be granted and to provide for the terms and conditions of the Options in a manner consistent with the Plan, which terms and conditions need not be identical as to the various Options granted; (d) to interpret the Plan; (e) to prescribe, amend and rescind rules relating to the Plan; and (f) to determine the rights and obligations of Participants under the Plan. The interpretation and construction by the Board of any provision of the Plan or of any Option granted thereunder shall be final. No member of the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted under it.

    Notwithstanding the foregoing, the Board may from time to time determine that the Plan shall be administered (in whole or in part, or with respect to one or more designated groups or classes of Participants) by a committee consisting of members of the Board. All references herein to the "Board" shall, with respect to any Plan matters so administered by a committee of the Board, be deemed to be references to such committee as so constituted.

    Section 5.  Shares Subject to the Plan.  The number of shares of Common Stock which may be purchased pursuant to the exercise of Options granted under the Plan shall not exceed 4,500,000 shares, subject to adjustment as provided in Section 11 to reflect all stock splits, stock dividends or similar capital changes. Upon the expiration or termination for any reason of an outstanding Option which shall not have been exercised in full, any shares of Common Stock then remaining unissued which shall have been reserved for issuance upon such exercise shall again become available for the granting of additional Options under the Plan. The maximum number of shares of Common Stock issuable upon exercise of Options that may be granted to any Participant shall be 750,000. For purposes of the preceding sentence and to the extent required by Section 162(m) of the Code (as from time to time amended or superseded), the repricing of an Option shall be treated as the grant of a new option and the cancellation of the repriced Option, and an Option shall be deemed continued to be outstanding despite any cancellation, including any cancellation in connection with any such repricing.

    Section 6.  Option Price.  The purchase price per share (the "Option Price") of the shares of Common Stock underlying each Option shall be determined by the Board in each case and (a) in the case of Nonqualified Stock Options, shall be not less than 85% of the fair market value of such shares on the grant date, and (b) in the case of Incentive Stock Options, shall be not less than the fair market value of such shares on the grant date. Such fair market value shall be determined by the Board. The Option Price shall be subject to the requirement set forth in Section 3 of the Plan, if applicable, with respect to certain Participants. In the event that the Company acquires another entity, the Board may authorize the issuance of Options ("Substitute Options") to the individuals performing services for the acquired entity in substitution of stock options previously granted to those individuals in connection with their performance of services for such entity upon such terms and conditions as the Board shall determine, taking into account the conditions of Code Section 424(a), as from time to time amended or superceded, in the case of a Substitute Option that is intended to be an Incentive Stock Option.

    Section 7.  Vesting of Options.  Subject to all other provisions of the Plan, each Option shall become exercisable ("vest") for the full number of shares of Common Stock subject thereto, or any part thereof, as to one-fourth (1/4) of the full number of shares subject thereto one year after the date of grant and thereafter as to the balance in thirty-six (36) equal cumulative monthly installments following such first anniversary date (provided the Participant is continuously employed by the Company through and including the time of each vesting), or in such other installments and at such other intervals as the Board may in any specific case or cases otherwise specifically determine in granting such Option; provided, however, that each Option shall provide that it shall become exercisable as to at least twenty percent (20%) of the full number of shares subject thereto on each anniversary date of the date of grant, and thus become fully exercisable not more than five years after the date of grant.

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    Section 8.  Form of Option.  Each Option granted under the Plan shall be evidenced by a written stock option executed by the Company and delivered to the Participant, which shall be substantially in the form attached as Exhibit A-1 (in the case of an Option intended to be an Incentive Stock Option) or A-2 (in the case of an Option intended to be a Nonqualified Stock Option) hereto, or shall be in such other form as specified by the Board generally or in any specific instance. The Company may require, as a condition to the grant of an Option, that the Participant execute and deliver to the Company an Acknowledgment of Stock Option Grant substantially in the form attached as Exhibit B hereto or in such other form as specified by the Board generally or in any specific instance.

    Section 9.  Exercise of Options.  An Option may be exercised by the Participant only by giving written notice to the Company specifying the number of full shares to be purchased and accompanied by payment of the full purchase price therefor (together with such amounts in respect of taxes as the Company may be required to collect and withhold, as provided in Section 17 of the Plan) in cash, by check or in such other form of lawful consideration (including promissory notes or shares of Common Stock then held by the Participant) as the Board may approve from time to time. The exercise price may be paid, at the discretion of the Board, by delivery to the Company of documentation satisfactory to the Company to (a) effect the exercise of the Option and (b) cause delivery to the Company by the Participant's broker of the sale or loan proceeds of all or a portion of the underlying Common Stock as required to pay the exercise price (and any applicable amounts which the Company is required to collect and withhold in respect of taxes).

    The Company's obligation to issue shares of Common Stock upon the exercise of an Option is expressly conditioned upon the making of such representations, agreements and related undertakings by the Participant (or his or her legal representative, heir or legatee, as the case may be) in order to comply with the requirements of any exemption from any securities law registration or other qualification of such shares which the Company in its sole discretion shall deem necessary or advisable or to confirm any agreements, undertakings or restrictions applicable to the Participant with respect to the shares of Common Stock issuable upon the exercise of an Option as provided in the Plan. Such required representations and undertakings may include representations and agreements that such Participant (or his or her legal representative, heir or legatee): (a) is purchasing such shares for investment and not with any present intention of selling or otherwise disposing thereof; (b) acknowledges and agrees to all restrictions and other conditions applicable to such shares of Common Stock pursuant to the Plan, including but not limited to the lock-up provisions of Section 21 of the Plan and the right of first refusal provisions of Section 22 of the Plan; and (c) agrees to have placed upon the face and/or reverse of any certificates evidencing such shares a legend setting forth (i) any representations, agreements and undertakings which such Participant has given to the Company or are provided in the Plan or a reference thereto, including but not limited to the lock-up provisions of Section 21 of the Plan and the right of first refusal provisions of Section 22 of the Plan and (ii) that, prior to effecting any sale or other disposition of any such shares, and in addition to any additional requirements applicable to any sale or disposition of such shares of Common Stock pursuant to the Plan, the Participant must furnish to the Company an opinion of counsel, satisfactory to the Company and its counsel, to the effect that such sale or disposition will not violate the applicable requirements of state and federal laws and regulatory agencies. Without limiting the foregoing, the Company may require, as a condition to any exercise of an Option, that the Participant execute and deliver to the Company a Notice of Option Exercise substantially in the form of Exhibit C hereto or in such other form as specified by the Board generally or in any specific instance.

    Section 10.  Nontransferability.  No Option shall be assignable or transferable except by will or by the laws of descent and distribution. During the lifetime of a Participant, any Option granted to him or her shall be exercisable only by him or her. After the death of a Participant, the Option granted to him or her may be exercised, prior to its termination as provided by Section 13(b), only by his or her legal

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representative, his or her legatee or a person who acquired the right to exercise the Option by reason of the death of the Participant.

    Section 11.  Recapitalization, Reorganization, Merger or Consolidation.  If the outstanding shares of Common Stock of the Company are increased, decreased or exchanged for different securities through reorganization, merger, consolidation, combination, recapitalization, reclassification, stock split, reverse stock split, stock dividend or like capital adjustment, a proportionate adjustment shall be made (a) in the aggregate number of shares of Common Stock which may be purchased pursuant to the exercise of Options under the Plan, as provided in Section 5, and (b) in the number, price, and kind of shares subject to any outstanding Option granted under the Plan.

    Upon the record or effective date applicable to the right to receive cash, securities or other property following the sale of all or substantially all of the assets of the Company (and pursuant to a liquidating distribution and dissolution of the Company in connection therewith) or with respect to any reorganization, merger or consolidation in which the Company does not survive, the Plan and each outstanding Option shall automatically terminate, except solely as provided in the next sentence. Notwithstanding the preceding sentence, each Option which has not been assumed or an equivalent option substituted therefor, as provided in the next sentence, by a corporation acquiring all or substantially all of the assets of the Company (in connection with which there is a liquidating distribution and dissolution of the Company) or by a surviving corporation in the case of a reorganization, merger or consolidation, shall automatically accelerate and become exercisable in whole or in part without regard to the installment provisions of Section 7 of the Plan or any option agreement (except as provided below in this Section 11) until one business day before the record or effective date applicable to such right to receive cash, securities or other property, unless the acquiring or surviving corporation, in its sole and absolute discretion, assumes all Options or issues in respect of all Options substitute options to purchase shares of the acquiring or surviving corporation, which assumed or substitute options contain such terms and provisions as substantially preserve the rights and benefits of the assumed or substituted Options, and in such event the assumed or substituted Options shall not automatically accelerate or become exercisable pursuant to the preceding sentence.

    In any case in which an Option automatically accelerates and becomes exercisable without regard to its installment provisions pursuant to the preceding paragraph, the Participant holding the applicable Option shall be given written notice thereof by the Company at least ten days prior to such record or effective date, which notice shall advise such Participant of the proposed event and the rights of the Participant pursuant to this paragraph. If such notice is not given, the Company or, if applicable, any such acquiring or surviving corporation, shall make such arrangements as are equitable under the circumstances to avoid or reverse any economic detriment suffered by such Participant as the result of any failure to give such notice, but in no event shall any failure to give such notice affect the validity or effectiveness of any such sale, reorganization, merger or consolidation.

    The Board may, in any specific case or cases, specifically provide, in an option agreement or otherwise, for the treatment of an Option in a manner different than that set forth above upon the occurrence of any such sale, reorganization, merger or consolidation, but in the absence thereof the above provisions of this Section 11 shall govern the Option.

    To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided above in this Section 11, the Participant shall have no rights by reason of any subdivision or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class, and the number or price of shares of Common Stock subject to any Option shall not be affected by, and no adjustment shall be made by reason of, any dissolution, liquidation, reorganization, merger or

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consolidation, or any issue by the Company of shares of stock of any class, or rights to purchase or subscribe for stock of any class, or securities convertible into shares of stock of any class.

    The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structures or to merge, consolidate, dissolve, or liquidate or to sell or transfer all or any part of its business or assets.

    Section 12.  No Rights as a Shareholder.  A Participant holding an Option, or a transferee of an Option, shall have no rights as a shareholder with respect to any shares covered by his or her Option until the date of the issuance of a stock certificate to him or her for such shares, and no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as expressly provided in Section 11.

    Section 13.  Termination of Options.  All Options shall terminate and expire upon the first to occur of the following events:

      (a) the date of expiration of the term of the Option, which expiration date shall be one hundred twenty (120) months after the date the Option is granted (or shall be such earlier date as may be required, with respect to certain Participants, pursuant to Section 3 of the Plan, or such earlier date as the Board may otherwise specifically determine in granting such Option);

      (b) the expiration of 60 days from the date of the Participant's termination of employment, either voluntary or involuntary and either with or without cause (other than by reason of death), except that if the Participant is disabled (within the meaning of Section 422(e)(3) of the Code, as from time to time amended or superseded) at the time of the Participant's termination of employment, the expiration of twelve months from the date of the Participant's termination of employment;

      (c) the expiration of twelve months from the date of the death of such Participant if his or her death occurs while he or she is employed by the Company or any of its subsidiaries; or

      (d) the termination of the Option pursuant to Section 11 of the Plan.

    The Board may, in any specific case or cases, specifically determine, in granting such Option, to modify the 60-day period referred to in Section 13(b) above, provided that (i) such period shall be at least 30 days in all cases, and (ii) in the case of an Incentive Stock Option, any Option not exercised within three months after the date of termination of employment (other than by reason of death or disability) shall automatically convert to a Nonqualified Stock Option.

    The termination of employment of a Participant by death, disability or otherwise shall not accelerate or otherwise affect the number of shares with respect to which an Option may be exercised, and the Option may only be exercised with respect to that number of shares which could have been purchased under the Option had the Option been exercised by the Participant on the date of such termination.

    For purposes of the Plan and any Option granted under the Plan to any director, consultant or advisor who is not an employee of the Company, references to "employment" in the case of such director, consultant or advisor shall mean service as a director or the consulting or advisory engagement of such person, respectively, substantially as in effect at the time of the grant of an applicable Option, and references to any "termination of employment" or similar words shall refer to a termination of such service as a director or such consulting or advisory engagement, respectively, substantially as in effect at the date of the grant of an applicable Option.

    Section 14.  Amendment of Plan.  The Board may at any time amend the Plan.

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    Section 15.  Amendment of Outstanding Options.  The Board may modify an outstanding Option, including a modification to (a) change the Option Price, (b) accelerate the right to exercise the Option, (c) extend or renew the Option, or (d) cancel the Option and issue a new Option. However, no modification may be made to an outstanding Option that would impair the rights of the Participant holding the Option without his or her consent.

    Section 16.  Termination of Plan.  The Plan shall terminate when all Options granted under the Plan either have been fully exercised, and all shares of Common Stock which may be purchased pursuant to the exercise of such Options have been so purchased, or have expired; provided, however, that (1) the Plan shall in any event terminate not later than ten years from the date of the adoption of the Plan or the date of approval of the Plan by the shareholders of the Company pursuant to Section 19, whichever is earlier, and (2) the Board may in its absolute discretion terminate the Plan at any time. No such termination, other than as provided for in Section 11 hereof, shall in any way affect any Option then outstanding.

    Section 17.  Withholding of Taxes.  The Company shall deduct and withhold from the wages, salary, bonus and other income paid by the Company to the Participant the requisite tax upon the amount of taxable income, if any, recognized by the Participant in connection with the exercise in whole or in part of any Option or the sale of Common Stock issued to the Participant upon exercise of the Option, all as may be required from time to time under any federal or state tax laws and regulations. This withholding of tax shall be made from the Company's concurrent or next payment of wages, salary, bonus or other income to the Participant or by payment to the Company by the Participant of required withholding tax, as the Board may determine.

    Section 18.  Compliance with ISO and California Securities Requirements.  The Company intends that the Plan (a) comply with the requirements of the Code and all applicable governmental rules, regulations and interpretations thereunder as from time to time in effect for treatment as incentive stock options (the "ISO Requirements") with respect solely to Options designated as Incentive Stock Options, (b) comply with the requirements of Section 25102(o), as from time to time amended or superseded, of the California Corporate Securities Law of 1968, as amended, and all applicable governmental rules, regulations and interpretations with respect thereto from time to time in effect for the exemption of all Options granted under the Plan (and all Common Stock issuable upon exercise of such Options) from the qualification requirements of Section 25110 of such law (the "California Securities Requirements"), and (c) subject to the foregoing clauses (a) and (b), grant maximum authority and discretion in all respects to the Board in administering the Plan. Accordingly, the provisions of the Plan shall, with respect to Incentive Stock Options as to the ISO Requirements and with respect to all Options as to the California Securities Requirements, be interpreted and construed in such manner as shall ensure compliance with the ISO Requirements and the California Securities Requirements, respectively, but otherwise grant maximum authority and discretion in all respects to the Board in administering the Plan.

    Section 19.  Information to Participants and Purchasers.  The Company annually shall provide to each Participant financial statements, to the extent required by the California Securities Requirements, which have been approved by the Board. Such financial statements also shall be provided to each individual who was a Participant in the Plan, has acquired shares of Common Stock pursuant to the Plan and still owns such shares, to the extent required by the California Securities Requirements. By accepting the grant of an Option, the Participant agrees not to disclose any information contained in such financial statements, not to duplicate or transmit such information to any other person, and not to use such information for any purpose adverse to the Company.

    Section 20.  Shareholder Approval Requirement.  This Plan and the grant of Options hereunder is subject to approval by the shareholders of the Company to the extent required by the ISO Requirements and the California Securities Requirements. Any Option exercised before shareholder

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approval is obtained shall be rescinded if shareholder approval is not obtained within twelve months after the adoption of this Plan, as and to the extent required by the California Securities Requirements. Shareholder approval of any amendments to the Plan, including any amendments increasing the number of shares of Common Stock which may be purchased pursuant to the exercise of Options granted under the Plan, shall be required only to the extent determined necessary by the Company in order to comply with any applicable requirements of law, including to the extent necessary to establish any exemptions from registration or qualification requirements of applicable federal or state securities law or to comply with the listing or similar requirements of any stock exchange, quotation system or similar self-regulatory organization.

    Section 21.  Common Stock "Lock-up" Agreement.  The Participant agrees that, in connection with any underwritten offering of Common Stock of the Company pursuant to a registration statement under the Securities Act of 1933, as amended, whether for the account of the Company or any holders of securities of the Company, if the underwriters managing the offering so request, the Participant shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any of the shares of Common Stock issued or issuable upon the exercise of an Option (the "+Shares"), other than such of the Shares as may be permitted to be included in the registration, without the prior written consent of such underwriters, for such period of time (not to exceed 180 days) from the effective date of such registration statement as may be requested by such underwriters. Any transferee of the Shares shall take such Shares subject to the provisions of this Section 21, and the Company may, as a condition to registering any transfer of the Shares, require the written confirmation of such transferee that such Shares are taken subject to the provisions of this Section 21 (provided, however, that such shares shall remain subject to the provisions of this Section 21 without regard to whether or not such written confirmation is requested or obtained).

    Section 22.  Right of First Refusal.  By accepting the grant of an Option under the Plan and exercising such Option, the Participant agrees that the shares of Common Stock issuable upon exercise of the Option (the "Shares") shall be subject to a right of first refusal of the Company and its assignees, as follows:

      (a) Before any Shares may be sold or transferred (including any transfer by operation of law), such Shares shall first be offered to the Company as follows:

         i) The Participant shall deliver a notice (the "Notice") to the Company stating (A) his or her bona fide intention to sell or transfer such Shares, (B) the number of such Shares to be sold or transferred, (C) the price for which he or she proposes to sell or transfer such Shares (such price shall be deemed to be the fair value of such Shares as determined pursuant to paragraph (b)(iii) hereof in the case of a transfer not involving a sale) and the terms of payment of that price and other terms and conditions of sale, and (D) the name of the proposed purchaser or transferee.

         ii) Within 30 days after receipt of the Notice, the Company may elect to purchase any or all of the Shares to which the Notice refers, at the price per share and upon the terms and conditions specified in the Notice in the case of a sale and at the fair market value of such Shares determined pursuant to paragraph (b)(iii) hereof in the case of a transfer not involving a sale. If the Company elects not to purchase all such Shares, the Company may assign its right to purchase the remaining Shares. An election to purchase shall be made by written notice to the Participant, specifying the number of shares to be purchased.

        iii) The fair value of the Shares shall be as determined in good faith by the Company's Board of Directors in accordance with applicable guidelines or requirements of the California Securities Requirements and otherwise based upon the best available information.

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        iv) if all of the Shares to which the Notice refers are not elected to be purchased, pursuant to paragraph (b)(ii) hereof, the Participant may sell or transfer the remaining shares to any purchaser or transferee named in the Notice at, in the case of a sale, the price specified in the Notice or at a higher price, provided that such sale or transfer is consummated within 180 days following receipt of the Notice by the Company and provided, further, that any such sale is in accordance with all the terms and conditions specified in the Notice and upon the terms and conditions hereof.

         v) The provisions of paragraphs (b)(i) through (b)(iv) shall not apply to a transfer of any Shares by the Participant, either during his or her lifetime or on death by will or intestacy, to his or her ancestors, descendants, or spouse, or any custodian or trustee for the account of the Participant or the Participant's ancestors, descendants, or spouse; provided, in each such case the transferee shall receive and hold such Shares subject to the provisions of this Section 22 and there shall be no further transfer of such shares except in accordance herewith.

        vi) Notwithstanding the above, neither the Company nor any other person shall have any right under this Section 22 at any time after the Company becomes subject to the reporting requirements of Section 12(g) or 15(d) of the Securities Exchange Act of 1934.

        vii) No Shares may be sold or transferred without full compliance with this Section 22, and any sale or transfer that is not in compliance with this Section 22 shall be void.

      (b) All certificates representing the Shares shall have endorsed thereon substantially the following legend:

    "The shares represented by this certificate are subject to a right of first refusal option in favor of the issuer or its assignee as set forth in the stock option plan of the issuer pursuant to which such shares were issued, a copy of which is available at the principal office of the issuer."

      (c) The Company shall not be required (i) to transfer on its books any Shares which shall have been sold or transferred in violation of any of the provisions set forth in this Section 22, or (ii) to treat as the owner of such Shares, or to accord the right to vote as such owner or to pay dividends to, any transferee to whom such Shares shall have been so transferred.

    23.  Restricted Stock Grants.  As an alternative or in addition to granting Options under the Plan, the Board may instead offer to one or more Participants the right to purchase shares of Common Stock subject to the condition and agreement of the Participant that the Company shall have a repurchase option exercisable upon the voluntary or involuntary termination of the Participant's service with the Company for any reason (including death or disability), or upon such additional or different events as the Board may determine. Such Common Stock is referred to as "Restricted Stock." Unless the Board otherwise determines, the purchase price for Restricted Stock repurchased by the Company shall be the original price paid by the Participant. The repurchase option of the Company shall lapse at the same rate as which shares subject to Options may become exercisable ("vest") under the Plan, in each case as the Board determines, subject to any applicable requirements of the Plan with respect to the vesting rate of Options. Additionally, the Board may permit the full exercise of an Option even though the Option is not yet exercisable in full in accordance with its vesting schedule, subject to the condition and agreement of the Optionee that the Company shall have the right to repurchase the Common Stock issued upon exercise of the Option, at the same option exercise price per share being paid pursuant to the exercise, at any time when the exercise rights of the Optionee under the Option would have terminated in accordance with the original terms of the Option and the Plan; provided, however, that in such case the repurchase right of the Company shall only apply to that portion of the Shares which the Participant would not have had the right to acquire by exercise, pursuant to the original terms and vesting schedule of the Option, immediately prior to such termination. Shares issued upon Option

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exercise pursuant to the preceding sentence shall similarly be referred to as "Restricted Stock." All shares of Restricted Stock shall be issued pursuant to a form of agreement established by the Board which sets forth the provisions of this paragraph in greater detail and provides for an escrow of the Restricted Stock to support the repurchase right of the Company. Shares issued as Restricted Stock pursuant to this paragraph shall be deemed shares issued pursuant to, and subject to the applicable provisions of, the Plan.

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No dealer, salesman or any other person has been authorized by ZROS to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representations may not be relied upon. The Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than those specifically offered hereby or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction in which such offer or sale would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of ZROS since the dates as of which information is furnished or since the date of this Prospectus.

ZEROS & ONES, INC.

[ZEROS & ONES LOGO]

PROSPECTUS

November 14, 2001

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  Exhibit 99.1
ADDITIONAL INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
RISK FACTORS
USE OF PROCEEDS
DILUTION
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
LIMITATION ON LIABILITY AND INDEMNIFICATION OF DIRECTORS
INTERESTS OF NAMED EXPERTS AND COUNSEL
EXPERTS
EXHIBIT A STOCK OPTION PLAN FOR ZEROS & ONES, INC.
Zeros & Ones, Inc. 2000 Stock Option Plan
TABLE OF CONTENTS